Exhibit 99.1

pdvWireless Appoints Greg Haller to its Board of Directors

WOODLAND PARK, NJ – November 8, 2018 –pdvWireless, Inc. (PDV) today announced the appointment of Greg Haller to the company’s Board of Directors.  Mr. Haller’s appointment expands the number of directors on pdvWireless’s board to nine, seven of whom are independent.

"I’m pleased to welcome Greg to the pdvWireless Board,” said Brian McAuley, Chairman of pdvWireless. "Greg joins our board at an important time in PDV’s growth as we continue to focus on enabling private and secure broadband networks for utilities. With his considerable expertise in strategy, innovation and business development, Greg’s contributions to our Board will be valuable in enhancing PDV’s business model and market position."

Mr. Haller brings more than 30 years of vast experience and expertise in telecommunications to the pdvWireless Board. He spent 29 years in various leadership roles at Verizon Wireless, serving as chief executive for Verizon’s prepaid brand, Visible; president of the west area for all Verizon sales and operations; president, enterprise and government markets; and in numerous other leadership roles. Most recently, Mr. Haller joined Alorica Inc., a leading customer relationships management company, based in Irvine, CA, as Chief Operating Officer.  At Alorica, Mr. Haller is responsible for global operations, client solutions, global business services and marketing communications.

“With such an impressive background, Greg brings unique insights on management, leadership and the uses of technology and innovative solutions that will enhance PDV’s Board conversations and perspectives,” added Mr. McAuley.

About pdvWireless, Inc.

pdvWireless, Inc. (NASDAQ: PDVW) is the largest holder of licensed spectrum in the 900 MHz band, with nationwide coverage throughout the contiguous United States, Hawaii, Alaska and Puerto Rico. Leveraging our spectrum, we strive to enable secure and private broadband networks to address the growing and unmet needs of critical infrastructure and enterprise customers. Our chairman and our CEO co-founded Nextel Communications and have over 60 years of combined experience in telecom operations and creative spectrum initiatives. pdvWireless is headquartered in Woodland Park, NJ.

Contact
Natasha Vecchiarelli

Director of Corporate Communications

pdvWireless, Inc.

973-531-4397

nvecchiarelli@pdvwireless.com